Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE ANNOUNCES OPERATIONAL REORGANIZATION

NASHVILLE, Tenn., October 25, 2022 – HCA Healthcare, Inc. (NYSE:HCA), one of the nation’s leading healthcare providers, today announced an organizational change that includes the creation of a third operating group.

The change, which will be effective January 1, 2023, is designed to enhance alignment with the company’s strategy, streamline areas that can improve long-term performance, and provide greater focus and better coordination to support the business.

The announcement includes the promotion of Jon Foster, currently President of HCA Healthcare’s American Group, to Executive Vice President & Chief Operating Officer. In this role, Foster will oversee all growth and operational support areas, including Development, Payer Contracting & Alignment, Strategy & Innovation, Service Lines, Ambulatory Surgery Division, Physician and Provider Relations, and the UK Division.

In addition, Mike Marks, currently Vice President Financial Operations Support, will be promoted to Senior Vice President-Finance and report to Foster. He will oversee Parallon, Case Management, and Performance Improvement areas as well as the company’s financial resiliency program.

“Jon and Mike are two of the most seasoned operations executives in the company, and I am confident they will provide tremendous leadership and support to the organization in these important areas,” said Sam Hazen, HCA Healthcare’s Chief Executive Officer. “They will also play an important role in assisting with other strategic initiatives, including the transition into three operations groups.”

The three groups will have five domestic divisions inside each. This change is designed to allow for more focused support for the company’s networks across the enterprise and more speed and agility in decision making and execution. The group presidents will report to Hazen.

Erol Akdamar, currently President of the North Texas Division, will be promoted to President – American Group. He will oversee the Gulf Coast, San Antonio, North Texas, Central West Texas, and Continental divisions. Ronnie Midgett, currently Chief Financial Officer of the North Texas Division, will be promoted to Chief Financial Officer of this group.

Tim McManus, currently President of the Capital Division, will be promoted to President – National Group following the retirement of Chuck Hall which was announced in August. He will oversee the Capital, North Carolina, TriStar, Mountain, and Far West divisions. Russ Young, currently Chief Financial Officer of the East Florida Division, will be promoted to Chief Financial Officer of this group.

Richard Hammett, currently President of the North Florida Division, will be promoted to President – Atlantic Group. He will oversee the newly created hospital group, which includes the West Florida, East Florida, North Florida, South Atlantic, and Mid America divisions. Ricardo Pavon, currently Chief Financial Officer of the National Group, will be Chief Financial Officer of this group.

The announcement also included the following division leadership changes:

●	Brian Cook, currently President of the Far West Division, will assume the North Florida Division President role.
●	Jackie Van Blaricum, currently Chief Executive Officer at Riverside Community Hospital, will be promoted to Far West Division President.
●	Allen Harrison, currently President of the San Antonio Division, will be promoted to North Texas Division President.
●	Dan Miller, currently the Chief Executive Officer at Methodist Hospital, will be promoted to San Antonio Division President.
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Chad Christianson, currently Chief Executive Officer at HCA Florida Ocala Hospital, will be promoted to Continental Division President. He replaces Sylvia Young whose plans to retire after a 35-year career with HCA Healthcare were announced locally.

●	William Lunn, currently Chief Executive Officer at Chippenham-Johnston Willis Hospital, will be promoted to Capital Division President.
●	And, Kristin Dyer, currently Chief Financial Officer of the North Florida Division, will be promoted to North Texas Division Chief Financial Officer.

“HCA Healthcare is fortunate to have incredible talent throughout its executive ranks,” said Hazen. “These people are a testament to this. They have been successful in many different roles over their years with the company, and I have absolutely no doubt that they will accomplish even more in their new roles.”

About HCA Healthcare

Nashville-based HCA Healthcare is one of the nation’s leading providers of healthcare services comprising 182 hospitals and approximately 2,300 ambulatory sites of care, including surgery centers, freestanding ERs, urgent care centers, and physician clinics, in 20 states and the United Kingdom. With its founding in 1968, HCA Healthcare created a new model for hospital care in the United States, using combined resources to strengthen hospitals, deliver patient-focused care and improve the practice of medicine. HCA Healthcare has conducted a number of clinical studies, including one that demonstrated that full-term delivery is healthier than early elective delivery of babies and another that identified a clinical protocol that can reduce bloodstream infections in ICU patients by 44%. HCA Healthcare is a learning health system that uses its more than 35 million annual patient encounters to advance science, improve patient care and save lives. Please click here to connect with HCA Healthcare on social media.

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All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this document refer to HCA Healthcare, Inc. and its affiliates.